UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 13, 2007
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

145 Belmont Drive, Somerset, New Jersey, 08873
Address of principal executive offices, including zip code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

࿠	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
࿠	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
࿠	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
࿠	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 13, 2007, EMCORE Corporation (the “Company”) entered into a stock purchase agreement among the Company, Opticomm Corporation and the Shareholders of Opticomm. Pursuant to the stock purchase agreement, the Company acquired privately held Opticomm Corporation of San Diego, California, including its fiber optic video, audio and data networking business, technologies, and intellectual property. The stock purchase transaction closed on Friday, April 13, 2007. The Company paid $4.0 million initial consideration for all of the shares of Opticomm. The Company also agreed to an additional earn-out payment based on Opticomm’s 2007 revenues. The Company’s management anticipates that this transaction will provide approximately $7.0 million of revenue for calendar year 2007, and upon integration will be operationally profitable. In 2006, Opticomm generated revenues of $6.3 million and had positive net income.

A copy of the stock purchase agreement is attached hereto as Exhibit 2.1. The foregoing summary of the stock purchase agreement is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference thereto.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, the Company acquired all of the outstanding stock of Opticomm Corporation. The information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Brodie Severance Agreement

The Company announced today that Mr. Howard W. Brodie, an Executive Vice President, the Chief Legal Officer and Secretary of the Company, has resigned and will leave the Company on April 27, 2007. Mr. Brodie joined the Company in 1999. The Company sold both its New Jersey based Electronic Materials Division and its joint venture, GELcore in August 2006. Shortly thereafter, in November 2006, the Company announced the relocation of its headquarters to Albuquerque, New Mexico. Mr. Brodie decided against relocation and will become the General Counsel of a private company.

In connection with his departure, Mr. Brodie entered into a Severance Agreement with the Company dated April 17, 2007 (the “Severance Agreement”) specifying his severance benefits. In accordance with the Company’s Severance Policy adopted in 2004, under the terms of the Severance Agreement the Company will pay Mr. Brodie $313,939 (equal to 68 weeks of his salary plus automobile expenses), less applicable tax withholdings and deductions, in a lump-sum payment to be paid on October 31, 2007. Additionally, to the extent Mr. Brodie elects to continue coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Company will pay the portion of the COBRA premiums, up to a maximum of 68 weeks, equal to the amount that the Company would have otherwise paid for health insurance coverage if Mr. Brodie were an active employee of the Company during such time. Also, until the lump sum severance payment is made, the Company will pay Mr. Brodie’s portion of the COBRA premiums, which total amount of premiums will then be deducted from Mr. Brodie’s lump sum severance payment. No later than October 31, 2007, the Company will also pay Mr. Brodie $55,341, less applicable withholdings and deductions, representing the amount earned by Mr. Brodie under the Company’s 2006 Executive Cash Bonus Plan.

A copy of the Severance Agreement is attached hereto as Exhibit 10.1. The foregoing summary of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference thereto.

Adoption of Severance Policy

On March 29, 2007, the Company’s Compensation Committee approved an Executive Severance Policy, effective as of May 1, 2007 (the “Effective Date”), subject to completion and approval of documentation which approval was given on April 18, 2007. The Severance Policy amends the fundamental terms of a severance policy adopted by the Compensation Committee in 2004. Under the Severance Policy participants in the policy at the Executive Vice President or higher level will receive (i) for those hired or promoted prior to the Effective Date, the continuation of their base salary for a period equal to one year and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after the Effective Date, the continuation of their base salary for a period equal to one year and one week plus one additional week for each year the participant was employed by the Company. Participants at the Vice President or lower level will receive (i) for those hired or promoted prior to the Effective Date, the continuation of their base salary for a period equal to five months and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after the Effective Date, the continuation of their base salary for a period equal to five months and one week plus one additional week for each year the participant was employed by the Company. If, following a Disposition (as defined in the Severance Policy), a participant’s employment is terminated after the end of a fiscal year but before annual bonus or pay-for-performance payments are distributed and the participant would otherwise be entitled to a bonus, the participant will remain entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding fiscal year. The Severance Policy also provides that participants will be eligible for certain benefits, including continued payment of certain health insurance premiums, outplacement services and other perquisites. The previous Severance Policy provided continuation of base salary for a period equal to one year and two weeks plus two additional weeks for each year the participant was employed by the Company at the Executive Vice President or higher level and for a period equal to five months and two weeks plus two additional weeks for each year the participant was employed by the Company for those at the Vice President or lower level.

A copy of the Executive Severance Policy is attached hereto as Exhibit 10.2. The foregoing summary of the Executive Severance Policy is qualified in its entirety by reference to the Executive Severance Policy, which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference thereto.

Item 8.01 Other Events.

Repurchase of Certain Senior Subordinated Notes

On April 13, 2007, the Company exercised its rights under those certain Consents to Amendment and Waiver, dated April 9, 2007, between the Company and the Consenting Holders party thereto, to repurchase $9.44 million of its 5.5% Senior Subordinated Convertible Notes due 2011 (the “2004 Notes”) issued pursuant to the Indenture, dated as of February 24, 2004, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and $1.99 million of its 5.5% Senior Subordinated Convertible Notes due 2011 (the “2005 Notes”) issued pursuant to the Indenture, dated as of November 16, 2005, between the Company and the Trustee. The purchase price for the Notes is 100% of the face value thereof plus accrued and unpaid interest

EMCORE Corporation Amended and Restated 2000 Stock Option Plan: Fair Market Value Definition

At a meeting of the Board of Directors of the Company held on April 13, 2007, the Board took action to reaffirm the Company’s historical procedures for determining the exercise price of stock options granted under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”). Specifically, the Board approved: (i) the Company’s historical practice of determining Fair Market Value under the Plan based on the closing price of the Company’s common stock rather than the mean of the highest and lowest sale prices from the adoption of the Plan through 2006; and (ii) the Company’s use of the mean of the highest and lowest sale prices to determine Fair Market Value for all stock option grants under the Plan from January 1, 2007 through April 15, 2007 and for a grant to the Company’s President in December 2006. The Board also adopted a definitive amendment to the definition of “Fair Market Value” in Section 2(n) of the Plan in order to conform the Plan document to the Board’s option pricing practice. The Plan requires the per-share exercise price for incentive stock options issued under the Plan to be at least be equal to 100 percent of the Fair Market Value of a share of common stock of the Company at the time the options are granted. Consistent with the Company’s historical practice and operation of the Plan since its inception, the amendment memorializes the prior change in the definition of Fair Market Value from the mean of the highest and lowest sale prices for a share of the Company’s common stock in Nasdaq National Market trading to the closing sale price for a share of its common stock in Nasdaq Global Market trading provided the Company’s common stock is listed on such Market. This amendment of the Plan document is consistent with one of the recommendations of the Special Committee of the Company’s Board of Directors that stock options continue to be priced using the closing price on the date of grant.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Exhibit Description
2.1	Stock Purchase Agreement, dated as of April 13, 2007, by and among EMCORE Corporation, Opticomm Corporation and the persons named on Exhibit 1 thereto
10.1	Brodie Severance Agreement
10.2	Executive Severance Policy
99.1	Amended and Restated Section 2(n) of Amended and Restated EMCORE Corporation 2000 Stock Option Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: April 19, 2007	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Stock Purchase Agreement, dated as of April 13, 2007, by and among EMCORE Corporation, Opticomm Corporation and the persons named on Exhibit 1 thereto
10.1	Brodie Severance Agreement
10.2	Executive Severance Policy
99.1	Amended and Restated Section 2(n) of Amended and Restated EMCORE Corporation 2000 Stock Option Plan